EXHIBIT 99.1

DEP Holdings, LLC

Consolidated Balance Sheet at December 31, 2008
and Report of Independent Registered Public Accounting Firm

DUNCAN ENERGY PARTNERS L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of DEP Holdings, LLC
Houston, Texas

We have audited the accompanying consolidated balance sheet of DEP Holdings, LLC (the “Company”) at December 31, 2008. This consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company at December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 2, 2009

DEP HOLDINGS, LLC
 CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008
(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$13,783
Accounts receivable – trade, net of allowance for doubtful accounts of $ 45	117,274
Gas imbalance receivables	35,655
Accounts receivable – related parties	3,257
Inventories	27,964
Prepaid and other current assets	4,404
Total current assets	202,337
Property, plant and equipment, net	4,330,220
Investments in and advances to Evangeline	4,527
Intangible assets, net of accumulated amortization of $34,076	52,262
Goodwill	4,900
Other assets	1,224
Total assets	$4,595,470

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable – trade	$45,205
Accounts payable – related parties	48,509
Accrued product payables	109,683
Accrued costs and expenses	1,173
Other current liabilities	48,699
Total current liabilities	253,269
Long-term debt (see Note 9)	484,250
Other long-term liabilities	13,063
Parent interest in subsidiaries: (see Note 10)
DEP I Midstream Businesses	478,368
DEP II Midstream Businesses	2,613,004
Total parent interest in subsidiaries	3,091,372
Limited partners of Duncan Energy Partners (see Note 10)	762,088
Commitments and Contingencies
Member’s equity: (see Note 11)
Member interest	1,032
Accumulated other comprehensive loss	(9,604)
Total member’s equity	(8,572)
Total liabilities and member’s equity	$4,595,470

The accompanying notes are an integral part of these financial statements.
See Note 1 for information regarding the basis of financial statement presentation.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Except as noted within the context of each footnote disclosure, dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1.   Business Overview and Basis of Financial Statement Presentation

DEP Holdings, LLC (“DEP GP”) is a Delaware limited liability company that was formed on September 29, 2006, to own a 2% general partner interest in Duncan Energy Partners L.P. (“Duncan Energy Partners”). DEP GP is a wholly owned subsidiary of Enterprise Products Operating LLC (“EPO”).  DEP GP’s primary business purpose is to manage the affairs and operations of Duncan Energy Partners. The business purpose of Duncan Energy Partners is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and other affiliates under common control.   Unless the context requires otherwise, references to “we,” “us,” “our,” or “DEP Holdings” are intended to mean the business and operations of DEP Holdings, LLC and its consolidated subsidiaries, which include Duncan Energy Partners L.P. and its consolidated subsidiaries.  References to “DEP GP” are intended to mean and include DEP Holdings, LLC, individually as the general partner of Duncan Energy Partners L.P., and not on a consolidated basis.

Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DEP.”  Duncan Energy Partners was formed in September 2006 and did not acquire any assets prior to February 5, 2007, which was the date it completed its initial public offering (“IPO’) of 14,950,000 common units and acquired controlling financial interests in certain midstream energy businesses of EPO. Duncan Energy Partners is engaged in the business of transporting and storing natural gas liquids (“NGLs”) and petrochemical products and gathering, transporting, storing and marketing of natural gas.

At December 31, 2008, Duncan Energy Partners is owned 99.3% by its limited partners and 0.7% by DEP GP, its general partner.  At December 31, 2008, EPO owns approximately 74% of Duncan Energy Partner’s limited partner interests and DEP GP.  DEP Operating Partnership L.P. (“DEP OLP”), a wholly owned subsidiary of Duncan Energy Partners, conducts substantially all of Duncan Energy Partners’ business.  A private company affiliate, EPCO, Inc. (“EPCO”), provides all of Duncan Energy Partners’ employees and certain administrative services to the partnership.

Enterprise Products Partners conducts substantially all of its business through EPO, a wholly owned subsidiary.  Enterprise Products Partners is a publicly traded partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.”  The general partner of Enterprise Products Partners is owned by Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), the units of which are listed on the NYSE under the ticker symbol “EPE”

One of our principal attributes is our relationship with EPO and EPCO.  Our assets connect to various midstream energy assets of EPO and, therefore, form integral links within EPO’s value chain.

DEP I Dropdown Transaction

On February 5, 2007, EPO contributed a 66% controlling equity interest in each of the DEP I Midstream Businesses (defined below) to Duncan Energy Partners in a dropdown transaction (the “DEP I dropdown”).   EPO retained the remaining 34% equity interest (as a Parent Interest) in each of the DEP I Midstream Businesses.  The DEP I Midstream Businesses consist of (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”); (ii) Acadian Gas, LLC (“Acadian Gas”); (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene’), including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”).

As consideration for the equity interests in the DEP I Midstream Businesses and reimbursement for capital expenditures related to these businesses, Duncan Energy Partners distributed $260.6 million of the $290.5 million of net proceeds from its initial public offering to EPO, plus $198.9 million in

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

borrowings under its initial credit facility (the “DEP I Revolving Credit Facility”) and a net 5,351,571 common units.  Prior to the DEP I dropdown transaction, we did not have any consolidated indebtedness.

The following is a brief description of the assets and operations of the DEP I Midstream Businesses:

▪
Mont Belvieu Caverns owns 33 salt dome caverns located in Mont Belvieu, Texas, with an underground storage capacity of approximately 100 million barrels (“MMBbls”), and a brine system with approximately 20 MMBbls of above ground storage capacity and two brine production wells.

▪
Acadian Gas gathers, transports, stores and markets natural gas in Louisiana utilizing over 1,000 miles of transmission, lateral and gathering pipelines with an aggregate throughput capacity of one billion cubic feet per day (“Bcf/d”).   Acadian Gas also owns an approximate 49.5% equity interest in Evangeline Gas Pipeline Company, L.P. (“Evangeline”), which owns a 27-mile natural gas pipeline located in southeast Louisiana.

▪	Lou-Tex Propylene owns a 263-mile pipeline used to transport chemical-grade propylene from Sorrento, Louisiana to Mont Belvieu, Texas on a transport-or-pay basis.

▪	Sabine Propylene owns a 21-mile pipeline used to transport polymer-grade propylene from Port Arthur, Texas to a pipeline interconnect in Cameron Parish, Louisiana on a transport-or-pay basis.

▪
South Texas NGL owns a 297-mile pipeline system used to transport NGLs from Duncan Energy Partners’ Shoup and Armstrong NGL fractionation plants located in South Texas to Mont Belvieu, Texas.  This pipeline commenced operations in January 2007.

DEP II Dropdown Transaction

On December 8, 2008, Duncan Energy Partners entered into a Purchase and Sale Agreement (the “DEP II Purchase Agreement”) with EPO and Enterprise GTM Holdings L.P. (“Enterprise GTM,” a wholly owned subsidiary of EPO).  Pursuant to the DEP II Purchase Agreement, DEP OLP acquired 100% of the membership interests in Enterprise Holding III, LLC (“Enterprise III”) from Enterprise GTM, thereby acquiring a 66% general partner interest in Enterprise GC, L.P. (“Enterprise GC”), a 51% general partner interest in Enterprise Intrastate L.P. (“Enterprise Intrastate”) and a 51% membership interest in Enterprise Texas Pipeline LLC (“Enterprise Texas”).  Collectively, we refer to Enterprise GC, Enterprise Intrastate and Enterprise Texas as the “DEP II Midstream Businesses.”  EPO was the sponsor of this second dropdown transaction (the “DEP II dropdown”).  Enterprise GTM retained the remaining partner and member interests (as a Parent Interest) in the DEP II Midstream Businesses.

As consideration for the Enterprise III membership interests, EPO received $280.5 million in cash and 37,333,887 Class B limited partner units having a market value of $449.5 million from Duncan Energy Partners.  The total value of the consideration provided to EPO and Enterprise GTM was $730.0 million.  The cash portion of the consideration provided by Duncan Energy Partners in this dropdown transaction was derived from borrowings under a new bank credit agreement (the “DEP II Term Loan Agreement”).  The Class B units automatically converted to common units on February 1, 2009, the day after the record date regarding distributions for the fourth quarter of 2008.  The Class B units received a pro rated cash distribution of $0.1115 per unit for the distribution that DEP paid with respect to the fourth quarter of 2008 for the 24-day period from the closing date of the DEP II dropdown transaction to December 31, 2008.

The following is a brief description of the assets and operations of the DEP II Midstream Businesses:

▪	Enterprise GC owns (i) the Shoup and Armstrong NGL fractionation facilities located in South Texas, (ii) a 1,020-mile NGL pipeline system located in South Texas and (iii) 944 miles

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

of natural gas gathering pipelines located in South and West Texas.   Enterprise GC’s natural gas gathering pipelines include (i) the 272-mile Big Thicket Gathering System located in Southeast Texas, (ii) the 465-mile Waha system located in the Permian Basin of West Texas and (iii) the 207-mile TPC gathering system.  The Waha and TPC systems are components of the Texas Intrastate System.

▪
Enterprise Intrastate owns an undivided 50% interest in and operates the 641-mile Channel natural gas pipeline, which extends from the Agua Dulce Hub in South Texas to Sabine, Texas located on the Texas/Louisiana border.  The Channel pipeline is a component of the Texas Intrastate System.

▪
Enterprise Texas owns the 6,547-mile Enterprise Texas natural gas pipeline system and leases the Wilson natural gas storage facility.  The Enterprise Texas system, along with the Waha, TPC and Channel pipeline systems, comprise the Texas Intrastate System..

Basis of Financial Statement Presentation

Since DEP GP exercises control over Duncan Energy Partners, DEP GP consolidates the financial statements of Duncan Energy Partners.  DEP GP has no independent operations and no material assets outside those of Duncan Energy Partners.

For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party ownership interest in such amounts presented in a manner similar to minority interest.   The number of reconciling items between our consolidated balance sheet and that of Duncan Energy Partners are few. The most significant difference is that relating to the presentation of third party and EPO ownership interests in the common units of Duncan Energy Partners.  This amount is presented as a component of partners’ equity by Duncan Energy Partners; however, this amount is presented as “Limited partners of Duncan Energy Partners” (i.e., minority interest) on our balance sheet.

Duncan Energy Partners, DEP GP, DEP OLP, Enterprise Products Partners (including EPO and its consolidated subsidiaries) and EPCO and affiliates are under common control of Mr. Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO.  Prior to the dropdown of controlling ownership interests in the DEP I and DEP II Midstream Businesses to Duncan Energy Partners, EPO owned these businesses and directed their respective activities for all periods presented (to the extent such businesses were in existence during such periods).  Each of the dropdown transactions was accounted for at EPO’s historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  Duncan Energy Partners did not own any assets prior to the completion of its IPO, or February 5, 2007 (February 1, 2007 for financial accounting and reporting purposes).

References to “Duncan Energy Partners” mean the registrant since February 5, 2007 and its consolidated subsidiaries.   Generic references to “we,” “us” and “our” mean the consolidated businesses included in the consolidated balance sheet.

Our consolidated balance sheet includes the accounts of Duncan Energy Partners, which incorporates the assets and liabilities contributed to us by EPO upon the closing of the DEP II dropdown transaction.   Our balance sheet has been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States.  All intercompany balances and transactions have been eliminated in consolidation.  Transactions between EPO and us have been identified in our consolidated financial statements as transactions between affiliates.

Our consolidated balance sheet for the year ended December 31, 2008 reflects consolidated financial information for Duncan Energy Partners for the twelve months ended December 31, 2008, including the assets and liabilities for the DEP II Midstream Businesses following completion of the DEP II dropdown transaction.  On December 8, 2008, the DEP II Midstream Businesses were contributed to

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Duncan Energy Partners in the DEP II dropdown transaction; therefore, the DEP II Midstream Businesses became consolidated subsidiaries of Duncan Energy Partners on this date.  EPO’s retained ownership in the DEP II Midstream Businesses (following the December 8, 2008 dropdown transaction) is presented as “Parent interest in Subsidiaries – DEP II Midstream Businesses” on our consolidated balance sheet.

Note 2.  Summary of Significant Accounting Policies

Allowance for Doubtful Accounts

Our allowance for doubtful accounts balance is generally determined based on specific identification and estimates of future uncollectible accounts, as appropriate.  Our procedure for recording an allowance for doubtful accounts is based on (i) our historical experience, (ii) the financial stability of our customers and (iii) the levels of credit granted to customers.  In addition, we may also increase the allowance account in response to the specific identification of customers involved in bankruptcy proceedings and those experiencing other financial difficulties.  On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure we have recorded sufficient reserves to cover potential losses.  As applicable our allowance also includes estimates for uncollectible natural gas imbalances based on specific identification of accounts.

Additions
	Balance At	Charged To	Charged To
	Beginning	Costs And	Other		Balance At
Description	of Period	Expenses	Accounts	Deductions	End of Period
Accounts receivable – trade
Allowance for doubtful accounts
2008	$ 59	$ --	$ --	$ (14)	$ 45

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Consolidation Policy

We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary.  If such criteria are met, we consolidate the financial statements of such businesses with those of our own.  Our consolidated balance sheet includes our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all intercompany accounts and transactions.

If an investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies.  For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies.  Our proportionate share of profits and losses from transactions with our equity method unconsolidated affiliate are eliminated in consolidation and remain on our balance sheet (or those of our equity method investee) in inventory or similar accounts.

To the extent applicable, we would also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership.  If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we would account for the investment using the cost method.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Contingencies

Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur.  Our management and legal counsel evaluate such contingent liabilities, and such evaluations inherently involve an exercise in judgment.  In assessing loss contingencies, our legal counsel evaluates the perceived merits of legal proceedings that are pending against us and unasserted claims that may result in proceedings, if any, as well as the perceived merits of the amount of relief sought or expected to be sought therein from each.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability is accrued in our financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable, is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Current Assets and Current Liabilities

We present, as individual captions in our consolidated balance sheet, all components of current assets and current liabilities that exceed five percent of total current assets and liabilities, respectively.

Deferred Revenue

In our storage business, we occasionally bill customers in advance of the periods in which we provide storage services.  We record such amounts as deferred revenue.  We recognize these revenues ratably over the applicable service period.  Our deferred revenue, which is a component of other current liabilities, was $7.2 million at December 31, 2008.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s estimate of the ultimate cost to remediate a site. Ongoing environmental compliance costs are charged to expense as incurred.  Expenditures to mitigate or prevent future environmental contamination are capitalized.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  At December 31, 2008, none of our estimated environmental remediation liabilities are discounted to present value since the ultimate amount and timing of cash payments for such liabilities are not readily determinable.  Our operations include activities that are subject to federal and state environmental regulations.

At December 31, 2008, our reserve for environmental remediation projects totaled $0.6 million.  Under the terms of the Omnibus Agreement (see Note 13), a $6.3 million reserve for environmental remediation projects related to the use of mercury gas meters was retained by EPO at the time of the DEP II dropdown transaction.   The retention of this liability is reflected in the following table as a deduction in the overall reserve balance during 2008.

Additions
	Balance At	Charged To	Charged To
	Beginning	Costs And	Other		Balance At
Description	of Period	Expenses	Accounts	Deductions	End of Period
Other current liabilities
Reserve for environmental liabilities
2008	$ 17,769	$ 315	$ 186	$ (17,666)	$ 604

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

The $17.7 million deduction in the reserve balance is partially comprised of a $5.0 million reduction in the reserve based on revised estimates of future remediation costs and a remaining $6.3 million reserve retained by EPO in connection with the DEP II dropdown transaction.  In addition, we spent approximately $5.4 million for the remediation of mercury site contamination in 2008.

Equity Awards

See Note 4 for information regarding our accounting for long-term incentive plans involving equity awards.

Estimates

Preparing our financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during a given period. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

Fair Value Information and Financial Instruments

Due to their short-term nature, accounts receivable, accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair values.  The fair values associated with our commodity financial instruments were developed using available market information and appropriate valuation techniques.

The following table presents the estimated fair values of our financial instruments at December 31, 2008:

	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Accounts receivable	$156,186	$156,186
Commodity financial instruments (1)	1,897	1,897
Financial liabilities:
Accounts payable and accrued expenses	$204,570	$204,570
Commodity financial instruments (1)	1,981	1,981
Variable-rate revolving credit facility	202,000	202,000
Variable-rate term loan	282,250	282,250
Interest rate swaps	9,769	9,769
(1) Represents commodity financial instrument transactions that have either (i) not settled or (ii) settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

We are exposed to financial market risks, including changes in commodity prices and interest rates.  We may use financial instruments (i.e. futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.  See Note 5 for more information regarding our financial instruments.

Impairment Testing for Goodwill

Our goodwill amounts are assessed for impairment (i) on a routine annual basis or (ii) when impairment indicators are present.  If such indicators occur (e.g., the loss of a significant customer, economic obsolescence of plant assets, etc.), the estimated fair value of the reporting unit to which the goodwill is assigned is determined and compared to its book value.  If the fair value of the reporting unit

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

exceeds its book value including associated goodwill amounts, the goodwill is considered to be unimpaired and no impairment charge is required.  If the fair value of the reporting unit is less than its book value including associated goodwill amounts, a charge to earnings is recorded to reduce the carrying value of the goodwill to its implied fair value.  We have not recognized any impairment losses related to goodwill for any of the periods presented.  See Note 8 for additional information regarding our goodwill.

Impairment Testing for Long-Lived Assets

Long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written down to their estimated fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) 144.  The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the carrying value of a long-lived asset exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge is recognized equal to the excess of the asset’s carrying value over its estimated fair value.  Fair value is defined as the estimated amount at which an asset or liability could be bought or settled, respectively, in an arm’s-length transaction.  We measure fair value using market prices or, in the absence of such data, appropriate valuation techniques.  We had no such impairment charges during the periods presented.

Impairment Testing for Unconsolidated Affiliate

We evaluate our equity method investment for impairment whenever events or changes in circumstances indicate that there is a potential loss in value of the investment (other than a temporary decline).  Examples of such events or changes in circumstances include a history of investee operating losses or long-term adverse changes in the investee’s industry.  If we determine that a loss in the investment’s value is attributable to an event other than temporary decline, we adjust the carrying value of the investment to its fair value through a charge to earnings.  We had no such impairment charges during the periods presented.

Inventories

Our inventory consists of natural gas volumes that (i) are available-for-sale and (ii) used for operational system balancing.   At December 31, 2008, the total value of our natural gas inventory was $28.0 million.

Our available-for-sale inventory is valued at the lower of average cost or market.  The capitalized cost of our available-for-sale inventory includes shipping and handling charges that are directly related to volumes we purchase from third parties. As volumes are sold and delivered out of our available-for-sale inventory, the average cost of such inventory is charged to cost of sales, which is a component of operating costs and expenses.  Transportation and handling fees associated with products we sell and deliver to customers are charged to operating costs and expenses as incurred.  At December 31, 2008, the value of our available-for-sale natural gas inventory was $9.7 million.

Inventory includes natural gas volumes held for operational system balancing on the Texas Intrastate System.  These natural gas inventories fluctuate as a result of imbalances with shippers and are valued based on a twelve-month rolling average of posted industry prices.  When such volumes are delivered out of inventory, the average cost of these volumes is charged against our accrued gas imbalance payables.  At December 31, 2008, the value of natural gas held in inventory for operational system balancing was $15.5 million.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

As a result of fluctuating market conditions, we occasionally recognize lower of average cost or market (“LCM”) adjustments when the historical cost of our available-for-sale inventory exceeds its net realizable value.  For the year ended December 31, 2008, we recognized LCM adjustments of $1.8 million.

Limited Partners’ Interest and Parent Interest in Subsidiaries

As presented in our consolidated balance sheet, limited partners’ interest represents third-party ownership interests in the net assets of our subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party ownership interest in such amounts presented as limited partners’ interest. We account for EPO’s share of our subsidiaries’ net assets as Parent interest in a manner similar to minority interest.  See Note 10 for additional information.

Natural Gas Imbalances

In the natural gas pipeline transportation business, imbalances frequently result from differences in natural gas volumes received from and delivered to our customers. Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period. We have various fee-based agreements with customers to transport their natural gas through our pipelines. Our customers retain ownership of their natural gas shipped through our pipelines. As such, our pipeline transportation activities are not intended to create physical volume differences that would result in significant accounting or economic events for either our customers or us during the course of the arrangement.

We settle pipeline gas imbalances through either (i) physical delivery of in-kind gas or (ii) in cash. These settlements follow contractual guidelines or common industry practices. As imbalances occur, they may be settled (i) on a monthly basis, (ii) at the end of the agreement or (iii) in accordance with industry practice, including negotiated settlements. Certain of our natural gas pipelines have a regulated tariff rate mechanism requiring customer imbalance settlements each month at current market prices.

However, the vast majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable). Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances built up over a period of time are ultimately cashed out and are generally negotiated at values which approximate average market prices over a period of time. For those gas imbalances that are ultimately settled over future periods, we estimate the value of such current assets and liabilities using average market prices, which is representative of the estimated value of the imbalances upon final settlement. Changes in natural gas prices may impact our estimates.

At December 31, 2008, our imbalance receivables were $35.7 million.  At December 31, 2008, our imbalance payables were $43.6 million.  Imbalance payables are reflected as a component of “Accrued products payables” on our consolidated balance sheet.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized. Minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the periods it benefits. The majority of our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

the assets. Our estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of our assets. At the time we place our assets in service, we believe such assumptions are reasonable. Under our depreciation policy for midstream energy assets such as the Texas Intrastate System, the remaining economic lives of such assets are limited to the estimated life of the natural resource basins (based on proved reserves at the time of the analysis) from which such assets derive their throughput or processing volumes. Our forecast of the remaining life for the applicable resource basins is based on several factors, including information published by the U.S. Energy Information Administration. Where appropriate, we use other depreciation methods (generally accelerated) for tax purposes.

Leasehold improvements are recorded as a component of property, plant and equipment. The cost of leasehold improvements is charged to earnings using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. We consider renewal terms that are deemed reasonably assured when estimating remaining lease terms.

Our assumptions regarding the useful economic lives and residual values of our assets may change in response to new facts and circumstances, which would change our depreciation amounts prospectively. Examples of such circumstances include, but are not limited to, the following: (i) changes in laws and regulations that limit the estimated economic life of an asset; (ii) changes in technology that render an asset obsolete; (iii) changes in expected salvage values; or (iv) significant changes in the forecast life of proved reserves of applicable resource basins, if any.   See Note 6 for additional information regarding our property, plant and equipment, including a change in depreciation expense beginning January 1, 2008 resulting from a change in the estimated useful life of certain assets.

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation. When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset. Over time, the liability is accreted to its present value (accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-lived asset. We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts.  See Note 6 for additional information regarding our property, plant and equipment.

Provision for Income Taxes

Provision for income taxes is primarily applicable to our state tax obligations under the Revised Texas Franchise Tax. In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax.  In May 2006, the State of Texas expanded its then existing franchise tax to include limited partnerships, limited liability companies, corporations and limited liability partnerships.  As a result of the change in tax law, our tax status in the State of Texas has changed from non-taxable to taxable.

Since we are structured as a pass-through entity, we are not subject to federal income taxes. As a result, our partners are individually responsible for paying federal income taxes on their share of our taxable income.  Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of our tax paying entities for financial reporting and tax purposes.

In accordance with Financial Accounting Standards Board Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement.  We have not taken any uncertain tax positions as defined by FIN 48.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Note 3.  Recent Accounting Developments

The accounting standard setting bodies have recently issued the following accounting guidance that will affect our future financial statements:  SFAS 141(R), Business Combinations;  FASB Staff Position (“FSP”) SFAS 142-3, Determination of the Useful Life of Intangible Assets;  SFAS 157, Fair Value Measurements;  SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – An amendment of ARB No. 51; SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – An Amendment of SFAS 133; and Emerging Issues Task Force (“EITF”) 08-6, Equity Method Investment Accounting Considerations.

SFAS 141(R), Business Combinations. SFAS 141(R) replaces SFAS 141, “Business Combinations” and is effective January 1, 2009.  SFAS 141(R) retains the fundamental requirements of SFAS 141 in that the acquisition method of accounting (previously termed the “purchase method”) be used for all business combinations and for the “acquirer” to be identified in each business combination.  SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control.  This new guidance also retains guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill.   SFAS 141(R) will have an impact on the way in which we evaluate acquisitions.

The objective of SFAS 141(R) is to improve the relevance, representational faithfulness, and comparability of the information a reporting entity provides in its financial reports about business combinations and their effects.  To accomplish this, SFAS 141(R) establishes principles and requirements for how the acquirer:

▪	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree.

▪
Recognizes and measures any goodwill acquired in the business combination or a gain resulting from a bargain purchase.  SFAS 141(R) defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and requires the acquirer to recognize that excess in net income as a gain attributable to the acquirer.

▪	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

SFAS 141(R) also requires that direct costs of an acquisition (e.g. finder’s fees, outside consultants, etc.) be expensed as incurred and not capitalized as part of the purchase price.

FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets.  In April 2008, the Financial Accounting Standards Board (“FASB”) issued FSP 142-3, which revised the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS 142, Goodwill and Other Intangible Assets.  These revisions are intended to improve consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of such assets under SFAS 141(R) and other accounting guidance. The measurement and disclosure requirements of this new guidance will be applied to intangible assets acquired after January 1, 2009.  Our adoption of this guidance is not expected to have a material impact on our consolidated balance sheet.

SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  Although certain provisions of SFAS 157 were effective January 1, 2008, the remaining guidance of this new standard applicable to nonfinancial assets and liabilities was effective January 1, 2009.  See Note 5 for information regarding fair value-related disclosures required for 2008 in connection with SFAS 157.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

SFAS 157 applies to fair-value measurements that are already required (or permitted) by other accounting standards and is expected to increase the consistency of those measurements.  SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies are required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop such measurements, and the effect of certain of the measurements on earnings (or changes in net assets) during a period.  Our adoption of this guidance is not expected to have a material impact on our consolidated balance sheet.  SFAS 157 will impact the valuation of assets and liabilities (and related disclosures) in connection with future business combinations and impairment testing.

SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which have been referred to as minority interests in prior accounting literature.  SFAS 160 was effective January 1, 2009.  A noncontrolling interest is that portion of equity in a consolidated subsidiary not attributable, directly or indirectly, to a reporting entity.  This new standard requires, among other things, that (i) ownership interests of noncontrolling interests be presented as a component of equity, including accumulated other comprehensive income, on the balance sheet (i.e., elimination of the “mezzanine” presentation); (ii) elimination of minority interest expense as a line item on the statement of income and, as a result, that net income and comprehensive income be allocated between the reporting entity and noncontrolling interests on the face of the statement of income; and (iii) enhanced disclosures regarding noncontrolling interests.

SFAS 160 will affect the presentation of Parent interest on our consolidated balance sheet beginning with the first quarter of 2009.  Parent interest in the net assets of the DEP I and DEP II Midstream Businesses will be presented as a component of partners’ equity, including allocable accumulated other comprehensive income, on our consolidated balance sheet.  We will continue to provide detailed footnote disclosures regarding the Parent interest amounts, including supporting reconciliations.

SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities - An Amendment of SFAS 133.  SFAS 161 revised the disclosure requirements for financial instruments and related hedging activities to provide users of financial statements with an enhanced understanding of (i) why and how an entity uses financial instruments, (ii) how an entity accounts for financial instruments and related hedged items under SFAS 133, Accounting for Derivative Instruments and Hedging Activities (including related interpretations), and (iii) how financial instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

SFAS 161 requires qualitative disclosures about objectives and strategies for using financial instruments, quantitative disclosures about fair value amounts of and gains and losses on financial instruments, and disclosures about credit risk-related contingent features in financial instrument agreements.  SFAS 161 was effective January 1, 2009 and we will apply its requirements beginning with the first quarter of 2009.

EITF 08-6, Equity Method Investment Accounting Considerations.  EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments under SFAS 141(R) and SFAS 160.  EITF 08-6 generally requires that (i) transaction costs should be included in the initial carrying value of an equity method investment; (ii) an equity method investor shall not test separately an investee’s underlying assets for impairment, rather such testing should be performed in accordance with Opinion 18 (i.e., on the equity method investment itself); (iii) an equity method investor shall account for a share issuance by an investee as if the investor had sold a proportionate share of its investment (any gain or loss to the investor resulting from the investee’s share issuance shall be recognized in earnings);  and (iv) a gain or loss should not be recognized when changing the method of accounting for an investment from the equity method to the cost method.  EITF 08-6 was effective January 1, 2009.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Note 4. Accounting for Equity Awards

We account for equity awards in accordance with SFAS 123(R), Share-Based Payment.  Such awards were not material to our consolidated financial position, for the year ended December 31, 2008.  SFAS 123(R) requires us to recognize compensation expense related to equity awards based on the fair value of the award at grant date.  We do not directly employ any of the persons responsible for the management and operations of our businesses.  These functions were performed by employees of EPCO pursuant to an administrative services agreement (see Note 13).  Certain key employees of EPCO participate in long-term incentive compensation plans managed by EPCO.  The compensation expense we record related to unit-based awards is based on an allocation of the total cost of such incentive plans to EPCO.  We record our pro rata share of such costs based on the percentage of time each employee spends on our consolidated business activities.

EPCO 1998 Plan

The EPCO 1998 Plan provides for incentive awards to EPCO’s key employees who perform management, administrative or operational functions for us or our affiliates.  Awards granted under the EPCO 1998 Plan may be in the form of unit options, restricted units, phantom units and distribution equivalent rights (“DERs”).   As used in the context of the EPCO plans, the term “restricted unit” represents a time-vested unit under SFAS 123(R).  Such awards are non-vested until the required service period expires.

Under the EPCO 1998 Plan, non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to key employees of EPCO who perform management, administrative or operational functions for us.  When issued, the exercise price of each option grant is equivalent to the market price of the underlying equity on the date of grant.  During 2008, in response to changes in the federal tax code applicable to certain types of equity awards, EPCO amended the terms of certain of unit options outstanding under the EPCO 1998 Plan.  In general, the expiration dates of these awards were modified from May and August 2017 to December 2012.

Restricted unit awards under the EPCO 1998 Plan allow recipients to acquire common units of Enterprise Products Partners (at no cost to the recipient) once a defined vesting period expires, subject to certain forfeiture provisions.  The restrictions on such awards generally lapse four years from the date of grant.  The fair value of restricted units is based on the market price per unit of Enterprise Products Partners’ common units on the date of grant less an allowance for estimated forfeitures.  Each recipient is also entitled to cash distributions equal to the product of the number of restricted units outstanding for the participant and the cash distribution per unit paid by Enterprise Products Partners to its unitholders.   In 2008, a total of 766,200 restricted units were issued to key employees of EPCO, including 101,500 restricted units issued to our most highly compensated executive officers.  The aggregate grant date fair value of restricted unit awards issued in 2008 was $19.1 million based on a grant date market price of Enterprise Products Partners’ common units ranging from $25.00 to $32.31 per unit and an estimated forfeiture rate of 17.0%.

The EPCO 1998 Plan also provides for the issuance of phantom unit awards, including related DERs.  No phantom unit awards or associated DERs have been granted under the EPCO 1998 Plan.

EPD 2008 LTIP

The EPD 2008 LTIP provides for incentive awards to EPCO’s key employees who perform management, administrative or operational functions for us or our affiliates.  Awards granted under the EPD 2008 LTIP may be in the form of unit options, restricted units, phantom units and DERs.

When issued, the exercise price of each option grant was equivalent to the market price per unit of Enterprise Products Partners’ common units on the date of grant.  In general, options granted under the EPD 2008 LTIP have a vesting period of four years and are exercisable during specified periods with the

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

calendar year immediately following the year in which vesting occurs. At December 31, 2008, no restricted units, phantom units or DERs had been issued under this plan.

In May 2008, a total of 795,000 unit options were granted to key employees of EPCO, including 240,000 unit options granted to our most highly compensated executive officers.  The grant date fair values of unit options granted in May 2008 were based on the following assumptions:  (i) a grant date market price of Enterprise Products Partners’ common units of $30.93 per unit; (ii) expected life of options of 4.7 years; (iii) risk-free interest rate of 3.3%; (iv) expected distribution yield on Enterprise Products Partners’ common units of 7.0%; (v) expected unit price volatility on Enterprise Products Partners’ common units of 19.8%; and (vi) an estimated forfeiture rate of 17.0%.

Employee Partnerships

As long-term incentive arrangements, EPCO has granted its key employees who perform services on behalf of us, EPCO and other affiliated companies, “profits interests” in five limited partnerships.  The employees were issued Class B limited partner interests and admitted as Class B limited partners in the Employee Partnerships without capital contributions.  The Employee Partnerships are:  EPE Unit I, L.P. (“EPE Unit I”); EPE Unit II, L.P. (“EPE Unit II”); EPE Unit III, L.P. (“EPE Unit III”); Enterprise Unit L.P. (“Enterprise Unit”); and EPCO Unit, L.P. (“EPCO unit”). Enterprise Unit L.P. (“Enterprise Unit”) and EPCO Unit L.P. (“EPCO Unit”) were formed in 2008.  We will recognize our share of costs in accordance with the ASA.

Each Employee Partnership has a single Class A limited partner, which is a private company affiliate of EPCO, and a varying number of Class B limited partners.   At formation, the Class A limited partner either contributes cash or limited partner units it owns to the Employee Partnership.   If cash is contributed, the Employee Partnership uses these funds to acquire limited partner units on the open market.  In general, the Class A limited partner earns a preferred return (either fixed or variable depending on the partnership agreement) on its investment (“Capital Base”) in the Employee Partnership and any residual quarterly cash amounts, if any, are distributed to the Class B limited partners.  Upon liquidation, Employee Partnership assets having a fair market value equal to the Class A limited partner’s Capital Base, plus any preferred return for the period in which liquidation occurs, will be distributed to the Class A limited partner.  Any remaining assets will be distributed to the Class B limited partner(s) as a residual profits interest.

The Class B limited partner interests entitle each holder to participate in the appreciation in value of the publicly traded limited partner units owned by the underlying Employee Partnership.  The Employee Partnerships own either Enterprise GP Holdings units (“EPE units”) or Enterprise Products Partners’ common units (“EPD units”) or both.  The Class B limited partner interests are subject to forfeiture if the participating employee’s employment with EPCO is terminated prior to vesting, with customary exceptions for death, disability and certain retirements.  The risk of forfeiture will also lapse upon certain change in control events.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

The following table summarizes key elements of each Employee Partnership as of December 31, 2008:

		Initial	Class A
		Class A	Partner	Award	Grant Date
Employee	Description	Capital	Preferred	Vesting	Fair Value
Partnership	of Assets	Base	Return	Date (1)	of Awards (2)

EPE Unit I	1,821,428 EPE units	$51.0 million	4.50% to 5.725% (3)	November 2012	$17.0 million

EPE Unit II	40,725 EPE units	$1.5 million	4.50% to 5.725% (3)	February 2014	$0.3 million

EPE Unit III	4,421,326 EPE units	$170.0 million	3.80%	May 2014	$32.7 million

Enterprise Unit	881,836 EPE units 844,552 EPD units	$51.5 million	5.00%	February 2014	$4.2 million

EPCO Unit	779,102 EPD units	$17.0 million	4.87%	November 2013	$7.2 million
(1) The vesting date corresponds to the termination date for each Employee Partnership.   The termination date may be accelerated for change of control and other events as described in the underlying partnership agreements.
(2) The estimated grant date fair values were determined using a Black-Scholes option pricing model and reflect adjustments for forfeitures, regrants and other modifications.  See following table for information regarding the fair value assumptions.
(3) In July 2008, the Class A preferred return was reduced from 6.25% to the floating amounts presented.

The following table summarizes the assumptions used in deriving the estimated grant date fair value for each of the Employee Partnerships using a Black-Scholes option pricing model:

	Expected	Risk-Free	Expected	Expected
Employee	Life	Interest	Distribution Yield	Unit Price Volatility
Partnership	of Award	Rate	of EPE/EPD units	of EPE/EPD units

EPE Unit I	3 to 5 years	2.7% to 5.0%	3.0% to 4.8%	16.6% to 30.0%
EPE Unit II	5 to 6 years	3.3% to 4.4%	3.8% to 4.8%	18.7% to 19.4%
EPE Unit III	4 to 6 years	3.2% to 4.9%	4.0% to 4.8%	16.6% to 19.4%
Enterprise Unit	6 years	2.7% to 3.9%	4.5% to 8.0%	15.3% to 22.1%
EPCO Unit	5 years	2.4%	11.1%	50.0%

Note 5.  Financial Instruments

We are exposed to financial market risks, including changes in commodity prices and interest rates.  We may use financial instruments (i.e. futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.

Interest Rate Risk Hedging Program

As presented in the following table, we had three interest rate swap agreements outstanding at December 31, 2008 that were accounted for as cash flow hedges.

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
Duncan Energy Partners’ Revolver, due Feb. 2011	3	Sep. 2007 to Sep. 2010	Sep. 2010	1.47% to 4.62%	$175.0 million

(1)	Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

In September 2007, we executed three floating-to-fixed interest rate swaps having a combined notional value of $175 million.  At December 31, 2008, the aggregate fair value of these interest rate swaps was a liability of $9.8 million.  As cash flow hedges, any increase or decrease in fair value (to the extent such financial instruments are effective hedges) would be recorded in other comprehensive income and amortized into income over the settlement period hedged.

Commodity Risk Hedging Program

In addition to its natural gas transportation business, Acadian Gas engages in the purchase and sale of natural gas to third party customers in the Louisiana area.  The price of natural gas fluctuates in response to changes in supply, market uncertainty, and a variety of additional factors that are beyond our control.  We may use commodity-based financial instruments such as futures, swaps and forward contracts to mitigate such risks.  In general, the types of risks we attempt to hedge are those related to the variability of future earnings and cash flows resulting from changes in commodity prices.  The financial instruments we utilize may be settled in cash or with another financial instrument.

Acadian Gas also enters into a small number of cash flow hedges in connection with its purchase of natural gas held-for-sale to third parties.  In addition, Acadian Gas enters into a limited number of offsetting mark-to-market financial instruments that effectively fix the price of natural gas for certain of its customers.

Historically, the use of commodity financial instruments by Acadian Gas was governed by policies established by the general partner of Enterprise Products Partners. Our general partner now monitors the hedging strategies associated with the physical and financial risks of Acadian Gas, approves specific activities subject to the policy (including authorized products, instruments and markets) and establishes specific guidelines and procedures for implementing and ensuring compliance with the policy.

The fair value of the Acadian Gas commodity financial instrument portfolio was a negligible amount at December 31, 2008.

Adoption of SFAS 157 - Fair Value Measurements

On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities. We adopted the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009 (see Note 3).  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.

Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability.   These assumptions include estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur in sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or the New York Mercantile Exchange).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded financial instruments, publicly-traded equity securities and U.S. government treasury securities.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value of money, volatility factors for stocks, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are (i) observable in the marketplace throughout the full term of the instrument, (ii) can be derived from observable data or (iii) are validated by inputs other than quoted prices (e.g., interest rates and yield curves at commonly quoted intervals).  Level 2 includes non-exchange-traded instruments such as over-the-counter forward contracts, options and repurchase agreements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.  We had no Level 3 financial assets or liabilities at December 31, 2008.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at December 31, 2008.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
Financial assets:
Commodity financial instruments	$37	$1,860	$--	$1,897

Financial liabilities:
Commodity financial instruments	$1,863	$118	$--	$1,981
Interest rate financial instruments	--	9,799	--	9,799
Total financial liabilities	$1,863	$9,917	$--	$11,780

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Note 6.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at the date indicated:

	Estimated Useful	At December 31,
	Life in Years	2008
Plant and pipeline facilities (1)	3-40 (4)	$4,174,968
Underground storage wells and related assets (2)	5-35 (5)	407,945
Transportation equipment (3)	3-10	10,303
Land		23,922
Construction in progress		458,962
Total		5,076,100
Less accumulated depreciation		745,880
Property, plant and equipment, net		$4,330,220

(1) Includes natural gas, NGL and petrochemical pipelines, NGL fractionation plants, office furniture and equipment, buildings, and related assets.
(2) Underground storage facilities include underground product storage caverns and related assets such as pipes and compressors.
(3) Transportation equipment includes vehicles and similar assets used in our operations.
(4) In general, the estimated useful life of major components of this category is: pipelines, 18-40 years (with some equipment at 5 years); office furniture and equipment, 3-20 years; and buildings 20-35 years.
(5) In general, the estimated useful life of underground storage facilities is 20-35 years (with some components at 5 years).

We have recorded conditional AROs in connection with certain right-of-way agreements, leases and regulatory requirements.  Conditional AROs are obligations in which the timing and/or amount of settlement are uncertain.  None of our assets are legally restricted for purposes of settling AROs.

The following table presents information regarding our AROs since December 31, 2007.

ARO liability balance, December 31, 2007	$8,057
Liabilities incurred	1,315
Liabilities settled	(5,310)
Accretion expense	301
Revisions in estimated cash flows	253
ARO liability balance, December 31, 2008	$4,616

Note 7.  Investments in and Advances to Unconsolidated Affiliate - Evangeline

Acadian Gas, through a wholly owned subsidiary, owns a collective 49.51% equity interest in Evangeline, which consists of a 45% direct ownership interest in Evangeline Gas Pipeline, L.P. (“EGP”) and a 45.05% direct interest in Evangeline Gas Corp. (“EGC”).  EGC also owns a 10% direct interest in EGP.  Third parties own the remaining equity interests in EGP and EGC.  Acadian Gas does not have a controlling interest in the Evangeline entities, but does exercise significant influence on Evangeline’s operating policies.  Acadian Gas accounts for its financial investment in Evangeline using the equity method.

At December 31, 2008, the carrying value of our investment in Evangeline was $4.5 million.  For the year ended December 31, 2008, our equity income from Evangeline was $0.9 million and we did not receive any cash distributions for the period.  Our investment in Evangeline is classified within our Natural Gas Pipelines & Services business segment.

Evangeline owns a 27-mile natural gas pipeline system extending from Taft, Louisiana to Westwego, Louisiana that connects three electric generation stations owned by Entergy Louisiana

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

(“Entergy”). Evangeline’s most significant contract is a 21-year natural gas sales agreement with Entergy. Evangeline is obligated to make available-for-sale and deliver to Entergy certain specified minimum contract quantities of natural gas on an hourly, daily, monthly and annual basis.

Entergy has the option to purchase the Evangeline pipeline system or an equity interest in Evangeline.  In 1991, Evangeline entered into an agreement with Entergy whereby Entergy was granted the right to acquire Evangeline’s pipeline system for a nominal price, plus the assumption of all of Evangeline’s obligations under the natural gas sales contract.  The option period begins the earlier of July 1, 2010 or upon the payment in full of Evangeline’s Series B notes and terminates on December 31, 2012.  We cannot ascertain when, or if, Entergy will exercise this purchase option.  This uncertainty results from various factors, including decisions by Entergy’s management and regulatory approvals that may be required for Entergy to acquire Evangeline’s assets.

Summarized balance sheet information for Evangeline at December 31, 2008 is presented in the following table:

BALANCE SHEET DATA:
Current assets	$33,534
Property, plant and equipment, net	4,204
Other assets	17,483
Total assets	$55,221

Current liabilities	$24,177
Other liabilities	20,445
Consolidated equity	10,599
Total liabilities and consolidated equity	$55,221

Note 8.  Intangible Assets and Goodwill

The following table summarizes our intangible asset balances by business segment at the date indicated:
	At December 31, 2008
	Gross	Accum.	Carrying
	Value	Amort.	Value
NGL Pipelines & Services:
Mont Belvieu storage contracts	$8,127	$(1,626)	$6,501
Markham NGL storage contracts	32,664	(18,509)	14,155
South Texas NGL business customer relationships	11,808	(4,270)	7,538
San Felipe gathering customer relationships	12,747	(2,079)	10,668
Segment total	65,346	(26,484)	38,862
Natural Gas Pipelines & Services:
Texas Intrastate System customer relationships	20,992	(7,592)	13,400
Total all segments	$86,338	$(34,076)	$52,262

Due to the renewable nature of the underlying contracts, we amortize the Mont Belvieu storage contracts on a straight-line basis over the estimated remaining economic life of the storage assets to which they relate.  The value assigned to the Markham NGL storage contracts is being amortized to earnings using the straight-line method over the remaining terms of the underlying agreements.

The values assigned to our customer relationship intangible assets are being amortized to earnings using methods that closely resemble the pattern in which the economic benefits of the underlying natural resource basins from which the customers produce are estimated to be consumed or otherwise used (based on proved reserves). Our estimate of the useful life of each natural resource basin is based on a number of

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

factors, including third party reserve estimates, our view of the economic viability of production and exploration activities and other industry factors.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction.  Goodwill is not amortized; however, it is subject to annual impairment testing.  Our goodwill at December 31, 2008 was $4.9 million and represents an allocation to the DEP II Midstream Businesses of the goodwill recorded by Enterprise Products Partners in connection with its merger with a third party partnership in September 2004.  The goodwill recorded in connection with this merger can be attributed to Enterprise Products Partners’ belief (at the time the merger was consummated) that the merged partnerships would benefit from the strategic location of each partnership’s assets and the industry relationships that each possessed.  In addition, Enterprise Products Partners expected that various operating synergies could develop (such as reduced general and administrative costs and interest savings) that would result in improved financial results for the merged entity.

Note 9. Debt Obligations

Our consolidated debt obligations consisted of the following at December 31, 2008:

DEP I Revolving Credit Facility	$202,000
DEP II Term Loan Agreement	282,250
Total principal amount of long-term debt obligations	$484,250

DEP I Revolving Credit Facility

On February 5, 2007, we entered into a $300.0 million variable-rate revolving credit facility (the “DEP I Revolving Credit Facility”) having a $30.0 million sublimit for Swingline loans.  We may also issue up to $300.0 million of letters of credit under this facility.  Letters of credit outstanding under this facility reduce the amount available for borrowings.  Amounts borrowed under the DEP I Revolving Credit Facility mature in February 2011; however, we may make up to two requests for one-year extensions of the maturity date (subject to certain restrictions).

At the closing of Duncan Energy Partners’ initial public offering, we made an initial draw of $200.0 million under this facility to fund the $198.9 million cash distribution to EPO in connection with the DEP I dropdown transaction (see Note 1) and the remainder to pay debt issuance costs.  At December 31, 2008, the principal balance outstanding under this facility was $202.0 million and letters of credit outstanding totaled $1.0 million.  We have hedged a significant portion of our variable interest rate exposure under this loan agreement.  See Note 5 for information regarding our interest rate hedging activities.

We can increase the borrowing capacity under our revolving credit facility, without consent of the lenders, by an amount not to exceed $150.0 million, by adding to the facility one or more new lenders and/or increasing the commitments of existing lenders.  No existing lender is required to increase its commitment, unless it agrees to do so in its sole discretion.

As defined in the credit agreement, variable interest rates charged under this facility may bear interest at either (i) a Eurodollar rate plus an applicable margin or (ii) a Base Rate.   The Base Rate is the higher of (i) the rate of interest publicly announced by the administrative agent, Wachovia Bank, National Association, as its Base Rate and (ii) 0.5% per annum above the Federal Funds Rate in effect on such date.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

DEP II Term Loan Agreement

On April 18, 2008, we entered into a standby term loan agreement consisting of commitments for up to a $300.0 million senior unsecured term loan (the “DEP II Term Loan Agreement”).  Subsequently, commitments under this agreement decreased to $282.3 million due to bankruptcy of one of the lenders. On December 8, 2008, we borrowed the full amount available under this loan agreement to fund the cash consideration due EPO in connection with the DEP II dropdown transaction (see Note 1).

Loans under the term loan agreement are due and payable on December 8, 2011. We may also prepay loans under the term loan agreement at any time, subject to prior notice in accordance with the credit agreement. Loans may also be payable earlier in connection with an event of default.

Loans under the term loan agreement bear interest of the type specified in the applicable borrowing request, and consist of either Alternate Base Rate (“ABR”) loans or Eurodollar loans.  The term loan agreement contains customary affirmative and negative covenants.

Covenants

The DEP I Revolving Credit Facility and DEP II Term Loan Agreements both contain customary affirmative and negative covenants related to our ability to incur certain indebtedness; grant certain liens; enter into merger or consolidation transactions; make certain investments; and other restrictions.  The loan agreement also requires us to satisfy certain financial covenants at the end of each fiscal quarter.  The loan agreements also restrict our ability to pay cash distributions if a default (as defined in the loan agreements) has occurred and is continuing at the time such distribution is scheduled to be paid.   In addition, if an event of default exists under the loan documents, the lenders will be able to accelerate the maturity of amounts borrowed and exercise other rights and remedies.  We were in compliance with the covenants of these loan agreements at December 31, 2008.

Information regarding variable interest rates paid

The following table presents the weighted-average interest rate paid on our consolidated variable-rate debt obligations during the year ended December 31, 2008.

Weighted-average
interest rate paid
DEP I Revolving Credit Facility	4.25%
DEP II Term Loan Agreement	2.93%

Evangeline joint venture debt obligation

The following table presents the debt obligations of Evangeline at December 31, 2008:

9.9% fixed interest rate senior secured notes due December 2010 (“Series B” notes):
Current portion of debt – due December 31, 2009	$5,000
Long-term portion of debt	3,150
$7.5 million subordinated note payable to an affiliate of other co-venture
participant (“LL&E Note”)	7,500
Total joint venture debt principal obligation	$15,650

The Series B notes are collateralized by (i) Evangeline’s property, plant and equipment; (ii) proceeds from its Entergy natural gas sales contract (see Note 7); and (iii) a debt service reserve requirement. Scheduled principal repayments on the Series B notes are $5.0 million annually through December 2009, with a final repayment in 2010 of approximately $3.2 million.  The trust indenture governing the Series B notes contains customary affirmative and negative covenants such as the maintenance of certain financial ratios.  Evangeline was in compliance with such covenants during the year ended December 31, 2008.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

The LL&E Note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the note until such time as the Series B note holders are either fully cash secured through debt service accounts or have been completely repaid.  Variable rate interest accrues on the subordinated note at a LIBOR rate plus 0.5%.  Variable interest rate charged on this note at December 31, 2008 was 3.20%.

Note 10.  Limited Partners’ Interest and Parent Interest in Subsidiaries

    Limited Partners’ Interest

Limited partner interest in Duncan Energy Partners is presented as “Limited partners of Duncan Energy Partners” on our balance sheet.  The following table presents the components of this line item at December 31, 2008:

Limited partners of Duncan Energy Partners:
Common units outstanding (14,950,000 publicly owned units)	$281,071
EPO owned units
Common units outstanding (5,393,100 owned by EPO)	27,164
Class B units outstanding (37,333,887 owned by EPO)	453,853
Limited partners of Duncan Energy Partners	$762,088

In connection with the DEP II dropdown, Duncan Energy Partners issued 37,333,887 Class B units to EPO.  The Class B units automatically converted to common units on February 1, 2009.

    Parent Interest in Subsidiaries – DEP I Midstream Businesses

Following completion of the DEP I dropdown transaction effective February 1, 2007, we account for EPO’s 34% equity interests in the DEP I Midstream Businesses as “Parent interest” in a manner similar to minority interest.   Under this method of presentation, all revenues and expenses of the DEP I Midstream Businesses are included in Duncan Energy Partners’ income from continuing operations, and EPO’s share (as Parent) of the income of the DEP I businesses is shown as an adjustment in deriving Duncan Energy Partners’ net income.   In addition, EPO’s share of the net assets of the DEP I Midstream Businesses is presented as Parent interest on our consolidated balance sheet.

The DEP I Midstream Businesses distribute their income and operating cash flows in accordance with the following sharing ratios:  66% to Duncan Energy Partners and 34% to EPO.   With the exception of special funding arrangements by EPO in connection with the assets owned by South Texas NGL and Mont Belvieu Caverns (as described below), Duncan Energy Partners and EPO make contributions to the DEP I Midstream Businesses in accordance with the previously noted sharing ratios.

Effective with the closing of Duncan Energy Partners’ IPO in February 2007, we entered into an Omnibus Agreement (see Note 13) with EPO.  Under the Omnibus Agreement, EPO agreed to make additional cash contributions to South Texas NGL and Mont Belvieu Caverns to fund 100% of project costs in excess of (i) $28.6 million of estimated costs to complete the Phase II expansion of the DEP South Texas NGL pipeline (a component of our South Texas NGL System) and (ii) $14.1 million of estimated costs for additional Mont Belvieu brine production capacity and above-ground storage reservoir projects.  These two projects were in progress at the time of Duncan Energy Partners’ IPO and the estimated costs of each (as noted above) were based on information available at the time of the DEP I dropdown transaction.   EPO made cash contributions to our subsidiaries of $32.5 million in connection with the Omnibus Agreement during the year ended December 31, 2008.   The majority of these contributions related to funding the Phase II expansion costs of the DEP South Texas NGL pipeline.   EPO will not receive an increased allocation of earnings or cash flows as a result of these contributions to South Texas NGL and Mont Belvieu Caverns.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

The Mont Belvieu Caverns’ LLC Agreement (the “Caverns LLC Agreement”) states that if Duncan Energy Partners elects to not participate in certain projects of Mont Belvieu Caverns, then EPO is responsible for funding 100% of such projects.  To the extent such non-participated projects generate identifiable incremental cash flows for Mont Belvieu Caverns in the future, the earnings and cash flows of Mont Belvieu Caverns will be adjusted to allocate such incremental amounts to EPO by special allocation or otherwise. Under the terms of the Caverns LLC Agreement, Duncan Energy Partners may elect to acquire a 66% share of these projects from EPO within 90 days of such projects being placed in service.   EPO made cash contributions of $99.5 million under the Caverns LLC Agreement during the year ended December 31, 2008, to fund 100% of certain storage-related projects sponsored by EPO’s NGL marketing activities.  At present, Mont Belvieu Caverns is not expected to generate any identifiable incremental cash flows in connection with these projects; thus, the sharing ratio for Mont Belvieu Caverns is not expected to change from the current sharing ratio of 66% for Duncan Energy Partners and 34% for EPO.  We expect additional contributions of approximately $27.5 million from EPO to fund such projects in 2009.  The constructed assets will be the property of Mont Belvieu Caverns.

The Caverns LLC Agreement also requires the allocation to EPO of operational measurement gains and losses.  Operational measurement gains and losses are created when product is moved between storage wells and are attributable to pipeline and well connection measurement variances.  Effective with the closing of our IPO, EPO has been allocated (through Parent interest) all operational measurement gains and losses relating to Mont Belvieu Caverns’ underground storage activities.  As a result, EPO is required each period to contribute cash to Mont Belvieu Caverns for net operational measurement losses and is entitled to receive distributions from Mont Belvieu Caverns for net operational measurement gains. We continue to record operational measurement gains and losses associated with the Mont Belvieu storage complex. Such amounts are included in operating costs and expenses and gross operating margin.  However, these operational measurement gains and losses do not have a significant impact on us with respect to the timing of our net cash flows provided by operating activities. Accordingly, we have not established a reserve for operational measurement losses on our balance sheet.

Storage well measurement gains and losses occur when product movements into a storage well are different than those redelivered to customers.  In connection with storage agreements entered into between EPO and Mont Belvieu Caverns effective concurrently with the closing of our IPO, EPO agreed to assume all storage well measurement gains and losses.

The following table provides a reconciliation of the amounts presented as “Parent interest in Subsidiaries – DEP I Midstream Businesses” on our consolidated balance sheet at December 31, 2008.

December 31, 2007 balance	$355,129
Net income of DEP I Midstream Businesses allocated to EPO as Parent	11,354
Contributions by EPO to DEP I Midstream Businesses:
Contributions from EPO to Mont Belvieu Caverns in connection with capital projects in which
EPO is funding 100% of the expenditures in accordance with the Mont Belvieu Caverns’ LLC
Agreement, including accrued receivables at December 31, 2008 (see Note 13)	88,076
Contributions from EPO to Mont Belvieu Caverns and South Texas NGL in connection with capital
Projects in which EPO is funding 100% of the expenditures in excess of certain thresholds in
Accordance with the Omnibus Agreement, including accrued receivables at December 31, 2008 (see Note 13)	31,414
Contributions by EPO in connection with operational measurement losses of Mont Belvieu Caverns	6,831
Other contributions by EPO to the DEP I Midstream Businesses	29,669
Cash distributions to EPO of operating cash flows of DEP I Midstream Businesses	(44,105)
December 31, 2008 balance	$478,368

    Parent Interest in Subsidiaries – DEP II Midstream Businesses

Following completion of the DEP II dropdown transaction on December 8, 2008, we account for EPO’s equity interests in the DEP II Midstream Businesses as Parent interest.  All revenues and expenses of the DEP II Midstream Businesses are included in Duncan Energy Partners’ income from continuing operations, and EPO’s share (as Parent) of the income of the DEP II businesses is shown as an adjustment

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

in deriving Duncan Energy Partners’ net income.  In addition, EPO’s share of the net assets of the DEP II Midstream Businesses is presented as Parent interest on our consolidated balance sheet.

The total value of the consideration provided in the DEP II dropdown transaction was $730.0 million, which takes into account our fixed annual return and limited upside potential in the future cash flows of the DEP II Midstream Businesses.The total fair value of the DEP II Midstream Businesses was approximately $3.2 billion.  As a result, the $730.0 million in consideration represented the acquisition of 22.6% of the then existing capital accounts of the DEP II Midstream Businesses.  EPO retained the remaining 77.4% of the then existing capital accounts.   The 22.6% and 77.4% amounts are referred to as the “Percentage Interests,” and represent each owner’s initial relative economic investment in the DEP II Midstream Businesses at December 8, 2008.

Generally, the DEP II dropdown transaction documents provide that to the extent that the DEP II Midstream Businesses collectively generate cash sufficient to pay distributions to their partners or members, such cash will be distributed first to Enterprise III (based on an initial defined investment of $730.0 million, the “Enterprise III Distribution Base”) and then to Enterprise GTM (based on an initial defined investment of $452.1 million, the “Enterprise GTM Distribution Base”) in amounts sufficient to generate an aggregate annualized fixed return on their respective investments of 11.85% (see below).  Distributions in excess of these amounts will be distributed 98% to Enterprise GTM and 2% to Enterprise III.

The initial fixed annual return is 11.85%. This initial fixed return was determined by the parties based on our estimated weighted-average cost of capital at December 8, 2008, plus 1.0%. The fixed return will be increased by 2.0% each calendar year. The initial Enterprise III Distribution Base and the Enterprise GTM Distribution Base amounts represent negotiated values between us and EPO and affiliates. If Enterprise III participates in an expansion project in any of the DEP II Midstream Businesses, it may request an incremental adjustment to the then-applicable fixed return to reflect its (or its affiliates’) weighted-average cost of capital associated with such contribution. To the extent that Enterprise III and/or Enterprise GTM make capital contributions to fund expansion capital projects at any of the DEP II Midstream Businesses, the Distribution Base of the contributing member will be increased by that member’s capital contribution at the time such contribution is made.

Income and loss of the DEP II Midstream Businesses is first allocated to Enterprise III and Enterprise GTM based on each entity’s Percentage Interest of 22.6% and 77.4%, respectively, and then in a manner that in part follows the cash distributions paid by (or contributions made to) each entity.  Under our income sharing arrangement with EPO, we are allocated additional income (in excess of our Percentage Interest) to the extent that the cash distributions we receive (or contributions made) exceeds the amount we would have been entitled to receive (or required to fund) based solely on our Percentage Interest.   This special earnings allocation to us reduces the amount of income allocated to EPO by an equal amount and may result in EPO being allocated a loss when we are allocated income.  It is our expectation that EPO will be allocated a loss by the DEP II Midstream Businesses until such time as growth projects such as the Sherman Extension realize their income and cash flow potential.  Our participation in this expected increase in cash flow from growth projects is limited (beyond our fixed annual return amount) to 2% of such upside, with Enterprise GTM receiving 98% of the benefit.

The following table provides a reconciliation of the amounts presented as “Parent interest in Subsidiaries – DEP II Midstream Businesses” on our consolidated balance sheet at December 31, 2008.  Amounts are for the period from the closing of the dropdown transaction to December 31, 2008.

Retention by Parent of ownership interest in DEP II Midstream Businesses on December 8, 2008	$2,595,507
Allocated loss from DEP II Midstream Businesses to EPO as Parent – December 8 to December 31, 2008	(3,985)
Contributions by EPO in connection with expansion cash calls	21,331
Distributions to Parent of subsidiary operating cash flows	(804)
Other general cash contributions from Parent	955
December 31, 2008 balance	$2,613,004

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

For additional information regarding our agreements with EPO in connection with the DEP II dropdown transaction, see “Relationship with EPO – Company and Limited Partnership Agreements – DEP II Midstream Businesses” under Note 13.

Note 11.  Members’ Equity

At December 31, 2008, member’s equity consisted of the capital account of EPO and accumulated other comprehensive income.  Subject to the terms of our limited liability company agreement, we distribute available cash to EPO within 45 days of the end of each calendar quarter.  No distributions have been made to date. The capital account balance of EPO was $1.0 million at December 31, 2008. At December 31, 2008, we recognized an accumulated other comprehensive loss of $9.6 million related to the fair value of Duncan Energy Partners’ interest rate swaps (see Note 5).

The table below provides a reconciliation of the amount presented in Member’s Equity on our consolidated balance sheet at December 31, 2008: (dollars in thousands)

		Accumulated
	Member’s	Other	Total
	Capital	Comprehensive	Member’s
	Account	Loss	Equity
Balance at December 31, 2007	$817	$(3,593)	$(2,776)
Amortization of equity awards	5	--	5
Net income	252	--	252
Elim gain on sale of land from MB Caverns to Ent Tx PL	(42)	--	(42)
Change in fair value of commodity hedges	--	(29)	(29)
Change in fair value of interest rate hedges	--	(5,982)	(5,982)
Balance at December 31, 2008	$1,032	$(9,604)	$(8,572)

Note 12.  Business Segments

We have three reportable business segments: (i) Natural Gas Pipelines & Services; (ii) NGL Pipelines & Services; and (iii) Petrochemical Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.  Effective with the fourth quarter of 2008, our segment information was restated in connection with the DEP II dropdown transaction.

Our equity investments in midstream energy operations such as those conducted by Evangeline are a vital component of our long-term business strategy and important to the operations of Acadian Gas.  This method of operation enables us to achieve favorable economies of scale relative to our level of investment and also lowers our exposure to business risks compared to the profile we would have on a stand-alone basis.

Consolidated property, plant and equipment and investments in and advances to our unconsolidated affiliate are allocated to each segment based on the primary operations of each asset or investment.  The principal reconciling item between consolidated property, plant and equipment and the total value of segment assets is construction-in-progress.  Segment assets represent the net carrying value of assets that contribute to the gross operating margin of a particular segment.  We define total segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) gains and losses on asset sales and related transactions; and (iii) general and administrative expenses.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions.  Since assets under construction generally do not contribute to segment gross operating margin until completed, such assets are excluded from segment asset totals until they are deemed operational.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Natural Gas		NGL	Adjustments
	Pipelines	Petrochemical	Pipelines	and	Consolidated
	& Services	Services	& Services	Eliminations	Totals

Segment assets:
At December 31, 2008	$2,887,579	$86,609	$897,070	$458,962	$4,330,220

Investments in and advances to
Evangeline (see Note 7):
At December 31, 2008	4,527	--	--	--	4,527

Intangible Assets
At December 31, 2008	13,400	--	38,862	--	52,262

Goodwill
At December 31, 2008	4,400	--	500	--	4,900

Note 13.  Related Party Transactions

The following information summarizes our business relationships and transactions with related parties during the year ended December 31, 2008.  We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

At December 31,
2008
Related party accounts receivable
EPO and affiliates	$2,309
ETE and affiliates	903
TEPPCO and affiliates	30
Other	15
Total related party accounts receivable	$3,257

Related party accounts payable
EPO and affiliates	$46,064
EPCO and affiliates	1,937
TEPPCO and affiliates	508
Total related party accounts payable	$48,509

Investments in and advances to Evangeline (1)	$4,527

(1) Net related party receivables (payables) with Evangeline are reclassed into “Investments in and advances to Evangeline” on our consolidated balance sheet.

One of our principal advantages is our relationship with EPO and EPCO.  EPO is a wholly owned subsidiary of Enterprise Products Partners through which Enterprise Products Partners conducts its business.   Enterprise Products Partners is controlled by its general partner, Enterprise Products GP, LLC (“EPGP”), which in turn is a wholly owned subsidiary of Enterprise GP Holdings.   The general partner of Enterprise GP Holdings is EPE Holdings, LLC (“EPE Holdings”), which is a wholly owned subsidiary of a private company controlled by Dan L. Duncan.  Mr. Duncan is Chairman of our general partner and is a Group Co-Chairman and the controlling shareholder of EPCO.  Our general partner is wholly owned by EPO and EPCO provides all of our employees, including our executive officers.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

    Relationship with EPO

Our assets connect to various midstream energy assets of EPO and form integral links within EPO’s value chain.  We believe that the operational significance of our assets to EPO, as well as the alignment of our respective economic interests in these assets, will result in a collaborative effort to promote their operational efficiency and maximize value.  In addition, we believe our relationship with EPO and EPCO provides us with a distinct benefit in both the operation of our assets and in the identification and execution of potential future acquisitions that are not otherwise taken by Enterprise Products Partners or Enterprise GP Holdings in accordance with our business opportunity agreements.  One of our primary business purposes is to support the growth objectives of EPO and other affiliates under common control.

At December 31, 2008, EPO, our Parent company, owned approximately 74% of Duncan Energy Partners’ limited partner interests.  EPO was sponsor of the DEP I and DEP II dropdown transactions and owns varying interests (as Parent) in the DEP I and DEP II Midstream Businesses.   For a description of the DEP I and DEP II dropdown transactions (including consideration provided to EPO), see Note 1.  For a description of EPO’s Parent interest in the net assets of the DEP I and DEP II Midstream Businesses, see Note 10.  EPO may contribute or sell other equity interests or assets to us; however, EPO has no obligations or commitment to make such contributions or sales to us.

Omnibus Agreement.   On December 8, 2008, we entered into an amended and restated Omnibus Agreement (the “Omnibus Agreement”) with EPO.  The key provisions of this agreement are summarized as follows:

▪
indemnification for certain environmental liabilities, tax liabilities and right-of-way defects with respect to the DEP I and DEP II Midstream Businesses EPO contributed to us in connection with the respective dropdown transactions;

▪
funding by EPO of 100% of post-February 5, 2007 capital expenditures incurred by South Texas NGL and Mont Belvieu Caverns with respect to certain expansion projects under construction at the time of our IPO;

▪	funding by EPO of 100% of post-December 8, 2008 capital expenditures (estimated at $1.4 million) to complete the Sherman Extension natural gas pipeline

▪
a right of first refusal to EPO in our current and future subsidiaries and a right of first refusal on the material assets of such subsidiaries, other than sales of inventory and other assets in the ordinary course of business; and

▪	a preemptive right with respect to equity securities issued by certain of our subsidiaries, other than as consideration in an acquisition or in connection with a loan or debt financing.

We and EPO have also agreed to negotiate in good faith any necessary amendments to the partnership or company agreements of the DEP II Midstream Businesses when either party believes that business circumstances have changed.

Our ACG Committee must approve amendments to the Omnibus Agreement when such amendments would adversely affect Duncan Energy Partners’ unitholders.

Neither EPO nor any of its affiliates are restricted under the Omnibus Agreement from competing against us.  As provided for in the EPCO administrative services agreement (“ASA”), EPO and its affiliates may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer us the opportunity to acquire or construct such assets.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

As noted previously, EPO indemnified us for certain environmental liabilities, tax liabilities and right-of-way defects associated with the assets it contributed to us in connection with the DEP I and DEP II dropdown transactions.  These indemnifications terminate on February 5, 2010.  There is an aggregate cap of $15.0 million on the amount of indemnity coverage and we are not entitled to indemnification until the aggregate amount of claims we incur exceeds $250 thousand.  Environmental liabilities resulting from a change of law after February 5, 2007 are excluded from the indemnity.  We made no claims to EPO during the twelve months ended December 31, 2008.

For information regarding the funding by EPO of 100% of certain post-February 5, 2007 capital expenditures of South Texas NGL and Mont Belvieu Caverns, see “Parent Interest in Subsidiaries – DEP I Midstream Businesses” under Note 10.

Mont Belvieu Caverns’ LLC Agreement. The Mont Belvieu Caverns’ LLC Agreement (the “Caverns LLC Agreement”) states that if Duncan Energy Partners elects to not participate in certain projects of Mont Belvieu Caverns, then EPO is responsible for funding 100% of such projects.  To the extent such non-participated projects generate identifiable incremental cash flows for Mont Belvieu Caverns in the future, the earnings and cash flows of Mont Belvieu Caverns will be adjusted to allocate such incremental amounts to EPO by special allocation or otherwise. Under the terms of the Caverns LLC Agreement, Duncan Energy Partners may elect to acquire a 66% share of these projects from EPO within 90 days of such projects being placed in service.   In November 2008, the Caverns LLC Agreement was amended to provide that EPO would prospectively receive a special allocation of 100% of the depreciation related to projects that it has fully funded.

The Caverns LLC Agreement also requires the allocation to EPO of operational measurement gains and losses.  Operational measurement gains and losses are created when product is moved between storage wells and are attributable to pipeline and well connection measurement variances.

For information regarding capital expenditures funded 100% by EPO under the Caverns LLC Agreement as well as operational measurement gains and losses allocated to EPO, see “Parent Interest in Subsidiaries – DEP I Midstream Businesses” under Note 10.

Company and Limited Partnership Agreements – DEP II Midstream Businesses.   On December 8, 2008, the DEP II Midstream Businesses amended and restated their governing documents in connection with the DEP II dropdown transaction.  Collectively, these amended and restated agreements provide for the following:

▪
the acquisition by Enterprise III (our wholly owned subsidiary) from Enterprise GTM (a wholly owned subsidiary of EPO) of a 66% general partner interest in Enterprise GC, a 51% general partner interest in Enterprise Intrastate and a 51% member interest in Enterprise Texas;

▪
the payment of distributions in accordance with an overall “waterfall” approach that stipulates that to the extent that the DEP II Midstream Businesses collectively generate cash sufficient to pay distributions to their partners or members, such cash will be distributed first to Enterprise III (based on an initial defined investment of $730.0 million, the “Enterprise III Distribution Base”) and then to Enterprise GTM (based on an initial defined investment of $452.1 million, the “Enterprise GTM Distribution Base”) in amounts sufficient to generate an aggregate annualized fixed return on their respective investments of 11.85%.  Distributions in excess of these amounts will be distributed 98.0% to Enterprise GTM and 2.0% to Enterprise III.  The initial annual fixed return amount of 11.85% will be increased by 2.0% each calendar year beginning January 1, 2010. For example, the fixed return in 2010, assuming no other adjustments, would be 102% of 11.85%, or 12.087%.

▪	the funding of operating cash flow deficits in accordance with each owner’s respective partner or member interest;

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

▪
the election by either owner to fund cash calls associated with expansion capital projects.  Since December 8, 2008, Enterprise III has elected to not participate in such cash calls and, as a result, Enterprise GTM has funded 100% of the expansion project costs of the DEP II Midstream Businesses.  If Enterprise III later elects to participate in an expansion projects, then Enterprise III will be required to make a capital contribution for its share of the project costs.

Any capital contributions to fund expansion projects made by either Enterprise III or Enterprise GTM will increase such partner’s Distribution Base (and hence future priority return amounts) under the Company Agreement of Enterprise Texas. As noted, Enterprise III has declined participation in expansion project spending since December 8, 2008. As a result, Enterprise GTM has funded 100% of such growth capital spending and its Distribution Base has increased from $452.1 million at December 8, 2008 to $473.4 million at December 31, 2008.  The Enterprise III Distribution Base was unchanged at $730.0 million at December 31, 2008.

Relationship with EPCO

We have no employees. All of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to the ASA.  We, Enterprise Products Partners, Enterprise GP Holdings, TEPPCO Partners, L.P. (“TEPPCO”) and our respective general partners are parties to the ASA.  The significant terms of the ASA are as follows:

▪
EPCO will provide selling, general and administrative services, and management and operating services, as may be necessary to manage and operate our businesses, properties and assets (all in accordance with prudent industry practices).  EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

▪
We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including expenses reasonably allocated to us by EPCO).  In addition, we have agreed to pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to us by EPCO.

▪	EPCO will allow us to participate as named insureds in its overall insurance program, with the associated premiums and other costs being allocated to us.

Since the vast majority of expenses charged to us under the ASA are on an actual basis (i.e. no mark-up or subsidy is charged or received by EPCO), we believe that such expenses are representative of what the amounts would have been on a standalone basis.  With respect to allocated costs, we believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs we would have incurred on a standalone basis.

The ASA also addresses potential conflicts that may arise among Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), Duncan Energy Partners (including DEP GP), and the EPCO Group.  The EPCO Group includes EPCO and its other affiliates, but excludes Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and their respective general partners.  With respect to potential conflicts, the ASA provides, among other things, that:

▪
If a business opportunity to acquire “equity securities” (as defined below) is presented to the EPCO Group, Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), Duncan Energy Partners (including DEP GP), then Enterprise GP Holdings will have the first right to pursue such opportunity.  The term “equity securities” is defined to include:

▪	general partner interests (or securities which have characteristics similar to general partner interests) or interests in “persons” that own or control such general partner or similar

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

interests (collectively, “GP Interests”) and securities convertible, exercisable, exchangeable or otherwise representing ownership or control of such GP Interests; and

▪
incentive distribution rights and limited partner interests (or securities which have characteristics similar to incentive distribution rights or limited partner interests) in publicly traded partnerships or interests in “persons” that own or control such limited partner or similar interests (collectively, “non-GP Interests”); provided that such non-GP Interests are associated with GP Interests and are owned by the owners of GP Interests or their respective affiliates.

Enterprise GP Holdings will be presumed to want to acquire the equity securities until such time as EPE Holdings advises the EPCO Group, EPGP and DEP GP that it has abandoned the pursuit of such business opportunity.  In the event that the purchase price of the equity securities is reasonably likely to equal or exceed $100 million, the decision to decline the acquisition will be made by the Chief Executive Officer of EPE Holdings after consultation with and subject to the approval of the ACG Committee of EPE Holdings.  If the purchase price is reasonably likely to be less than $100 million, the Chief Executive Officer of EPE Holdings may make the determination to decline the acquisition without consulting the ACG Committee of EPE Holdings.

In the event that Enterprise GP Holdings abandons the acquisition and so notifies the EPCO Group, EPGP and DEP GP, Enterprise Products Partners will have the second right to pursue such acquisition.  Enterprise Products Partners will be presumed to want to acquire the equity securities until such time as EPGP advises the EPCO Group and DEP GP that Enterprise Products Partners has abandoned the pursuit of such acquisition.  In determining whether or not to pursue the acquisition, Enterprise Products Partners will follow the same procedures applicable to Enterprise GP Holdings, as described above but utilizing EPGP’s Chief Executive Officer and ACG Committee.

In its sole discretion, Enterprise Products Partners may affirmatively direct such acquisition opportunity to Duncan Energy Partners.  In the event this occurs, Duncan Energy Partners may pursue such acquisition.

In the event Enterprise Products Partners abandons the acquisition opportunity for the equity securities and so notifies the EPCO Group and DEP GP, the EPCO Group may pursue the acquisition or offer the opportunity to TEPPCO (including its general partner) and their controlled affiliates, in either case, without any further obligation to any other party or offer such opportunity to other affiliates.

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If any business opportunity not covered by the preceding bullet point (i.e. not involving “equity securities”) is presented to the EPCO Group, Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), or Duncan Energy Partners (including DEP GP), Enterprise Products Partners will have the first right to pursue such opportunity either for itself or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners. It will be presumed that Enterprise Products Partners will pursue the business opportunity until such time as its general partner advises the EPCO Group, EPE Holdings and DEP GP that it has abandoned the pursuit of such business opportunity.

In the event the purchase price or cost associated with the business opportunity is reasonably likely to equal or exceed $100 million, any decision to decline the business opportunity will be made by the Chief Executive Officer of EPGP after consultation with and subject to the approval of the ACG Committee of EPGP.  If the purchase price or cost is reasonably likely to be less than $100 million, the Chief Executive Officer of EPGP may make the determination to decline the business opportunity without consulting EPGP’s ACG Committee.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

In its sole discretion, Enterprise Products Partners may affirmatively direct such acquisition opportunity to Duncan Energy Partners.  In the event this occurs, Duncan Energy Partners may pursue such acquisition.

In the event that Enterprise Products Partners abandons the business opportunity for itself and Duncan Energy Partners and so notifies the EPCO Group, EPE Holdings and DEP GP, Enterprise GP Holdings will have the second right to pursue such business opportunity.  It will be presumed that Enterprise GP Holdings will pursue such acquisition until such time as its general partner declines such opportunity (in accordance with the procedures described above for Enterprise Products Partners) and advises the EPCO Group that it has abandoned the pursuit of such business opportunity.  Should this occur, the EPCO Group may either pursue the business opportunity or offer the business opportunity to TEPPCO (including its general partner) and their controlled affiliates without any further obligation to any other party or offer such opportunity to other affiliates.

None of Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners or their respective general partners or the EPCO Group have any obligation to present business opportunities to TEPPCO (including its general partner) or their controlled affiliates. Likewise, TEPPCO (including its general partner) and their controlled affiliates have no obligation to present business opportunities to Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners or their respective general partners or the EPCO Group.

The ASA was amended on January 30, 2009 to provide for the cash reimbursement by us, Enterprise Products Partners, TEPPCO and Enterprise GP Holdings to EPCO of distributions of cash or securities, if any, made by EPCO Unit to their respective Class B limited partners.  The ASA amendment also extended the term under which EPCO provides services to the partnership entities from December 2010 to December 2013 and made other updating and conforming changes.

Employee Partnerships.  EPCO formed the Employee Partnerships to serve as an incentive arrangement for key employees of EPCO by providing them a “profits interest” in such partnerships.  Certain EPCO employees who work on behalf of us and EPCO were issued Class B limited partner interests and admitted as Class B limited partners of the Employee Partnerships without any capital contribution.  The profits interest awards (i.e., the Class B limited partner interests) in the Employee Partnerships entitle the holder to participate in the appreciation in value of the underlying limited partner interest owned by the Employee Partnership.  For additional information regarding the Employee Partnerships, see Note 4.

Relationship with Evangeline

Evangeline has entered into a natural gas purchase contract with Acadian Gas that contains annual purchase provisions. The pricing terms of the purchase agreement are based on a monthly weighted-average market price of natural gas (subject to certain market index price ceilings and incentive margins) plus a predetermined margin.

EPO has furnished letters of credit on behalf of Evangeline’s debt service requirements.  The outstanding letters of credit totaled $1.0 million, at December 31, 2008.

Relationship with Energy Transfer Equity

Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity, L.P. (together with its consolidated subsidiaries, “Energy Transfer Equity”) and its general partner in May 2007.  As a result of common control of Enterprise GP Holdings and us, Energy Transfer Equity became a related party to us.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Relationship with TEPPCO

Beginning in 2008, Mont Belvieu Caverns commenced providing NGL and petrochemical storage services to TEPPCO.  For the period January 2007 through March 2008, we leased from TEPPCO an 11-mile pipeline that was part of our South Texas NGL System.  We discontinued this lease during the first quarter of 2008 when we completed the construction of a parallel pipeline.

Note 14.  Commitments and Contingencies

Litigation

On occasion, we are named as a defendant in litigation relating to our normal business operations, including regulatory and environmental matters.  Although we insure against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activity.  We are not aware of any significant litigation, pending or threatened, that may have a significant adverse effect on our financial position or results of operations.

Redelivery Commitments

We transport and store natural gas and NGLs and store petrochemical products for third parties under various contracts.  These volumes are (i) accrued as product payables on our consolidated balance sheet, (i) in transit for delivery to our customers or (iii) held at our storage facilities for redelivery to our customers.  We are insured against any physical loss of such volumes due to catastrophic events.  Under the terms of our NGL and petrochemical product storage agreements, we are generally required to redeliver volumes to the owner on demand.  At December 31, 2008, NGL and petrochemical products aggregating 22.5 million barrels were due to be redelivered to their owners along with 6,371 BBtus of natural gas.  See Note 2 for more information regarding accrued product payables.

Contractual Obligations

The following table summarizes our significant contractual obligations at December 31, 2008.  A description of each type of contractual obligation follows:

	Payment or Settlement due by Period
Contractual Obligations (1)	Total	2009	2010	2011	2012	2013	Thereafter
Scheduled maturities of long term debt (2)	$484,250	$--	$--	$484,250	$--	$--	$--
Estimated cash interest payments (3)	$49,127	$20,152	$19,301	$9,674	$--	$--	$--
Operating lease obligations	$126,441	$10,676	$9,214	$9,105	$8,639	$7,353	$81,454
Purchase obligations:
Product purchase commitments:
Estimated payment obligations:
Natural gas	$508,488	$127,035	$127,035	$127,035	$127,383	$--	$--
Other	$245	$119	$42	$42	$42	$--	$--
Underlying major volume commitments:
Natural gas (in BBtus)	73,050	18,250	18,250	18,250	18,300	--	--
Capital expenditure commitments (4)	$126,805	$126,805	$--	$--	$--	$--	$--
(1) The contractual obligations presented in this table reflect 100% of our subsidiaries obligations even though we own less than a 100% equity interest in our operating subsidiaries.
(2) See Note 9 for additional information regarding our credit facilities.
(3) Our estimated cash payments for interest are based on the principle amount of consolidated debt obligations outstanding at December 31, 2008. With respect to variable-rate debt, we applied the weighted-average interest rates paid during 2008. See Note 9 for information regarding variable interest rates charged in 2008 under our credit agreements. In addition, our estimate of cash payments for interest gives effect to interest rate swap agreements in place at December 31, 2008. See Note 5 for information regarding our financial instruments.
(4) Capital expenditure commitments are reflected on a 100% basis before contributions from the Parent in connection with the Omnibus Agreement and Mont Belvieu Caverns’ limited liability company agreement (see Note 13).

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Operating lease obligations.  We lease certain property, plant and equipment under noncancelable and cancelable operating leases.  Amounts shown in the preceding table represent minimum cash lease payment obligations under our operating leases with terms in excess of one year.

Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, primarily our lease for the Wilson natural gas storage facility and (ii) land held pursuant to right-of-way agreements.

We lease the Wilson natural gas storage facility, which is integral to the operations of our Texas Intrastate System.  The current term on the Wilson facility lease expires in 2028.  In accordance with this lease, we have the option to purchase the Wilson facility at either December 31, 2024 for $61.0 million or January 25, 2028 for $55.0 million. In addition, the lessor, at its election, may cause us to purchase the Wilson facility for $65.0 million at the end of any calendar quarter extending through December 31, 2023.

In addition, our pipeline operations have entered into leases for land held pursuant to right-of-way agreements.  Our significant right-of-way agreements have original terms that range from five to 50 years and include renewal options that could extend the agreements for up to an additional 25 years.  Our rental payments are generally at fixed rates, as specified in the individual contracts, and may be subject to escalation provisions for inflation and other market-determined factors.

We are generally required to perform routine maintenance on the underlying leased assets.  In addition, certain leases give us the option to make leasehold improvements.  We did not make any significant leasehold improvements during the year ended December 31, 2008.

Purchase Obligations.  We define purchase obligations as agreements to purchase goods or services that are enforceable and legally binding (unconditional) on us that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions.

Acadian Gas has a product purchase commitment for the purchase of natural gas in Louisiana (see Note 7) that expires in January 2013.  Our purchase price under this contract approximates the market price of natural gas at the time we take delivery of the volumes.  The contractual obligations table shows the volume we are committed to purchase and an estimate of our future payment obligations for the periods indicated.  Our estimated future payment obligations are based on the contractual price at December 31, 2008 applied to all future volume commitments.  Actual future payment obligations may vary depending on market prices at the time of delivery.

At December 31, 2008, we do not have any other product purchase commitments with fixed or minimum pricing provisions having remaining terms in excess of one year.

We also have short-term payment obligations relating to capital projects we have initiated.  These commitments represent unconditional payment obligations that we have agreed to pay vendors for services to be rendered or products to be delivered in connection with our capital spending programs.  The contractual obligations table shows these capital project commitments for the periods indicated.

At December 31, 2008, we had approximately $126.8 million in outstanding capital expenditure commitments.  These commitments primarily relate to announced expansions of the Texas Intrastate System (i.e., the Sherman Extension and Trinity River Basin Extension).  At present, we have elected to not participate in these expansion projects; therefore, EPO will fund 100% of such project costs.   We may elect to participate in such projects in the future.   For information regarding our relationship with EPO and related project funding arrangements, see Note 13.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Note 15.  Significant Risks and Uncertainties

Nature of Operations in Midstream Energy Industry

Our operations are within the midstream energy industry.  We are engaged in the business of (i) NGL transportation and fractionation; (ii) storage of NGL and petrochemical products; (iii) transportation of petrochemical products (iv) the gathering, transportation, storage of natural gas; and (v) the marketing of NGLs and natural gas.  As such, our results of operations, cash flows and financial condition may be affected by changes in the commodity prices of these hydrocarbon products, including changes in the relative price levels among these products. In general, energy commodity product prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of hydrocarbon products transported, gathered, stored or fractionated at our facilities. A material decrease in natural gas or crude oil production or crude oil refining, for reasons such as depressed commodity prices or a decrease in exploration and development activities, could result in a decline in the volume of natural gas and NGLs handled by our facilities.

A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made using NGLs, (iii) increased competition from petroleum-based products due to pricing differences, (iv) adverse weather conditions, (v) government regulations affecting energy commodity prices, production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could adversely affect our results of operations, cash flows and financial position.

Credit Risk due to Industry Concentrations

                  A substantial portion of our revenues are derived from companies in the domestic natural gas, NGL and petrochemical industries. This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other conditions. We generally do not require collateral for our accounts receivable; however, we do attempt to negotiate offset, prepayment, or automatic debit agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.

Counterparty Risk with Respect to Financial Instruments

In those situations where we are exposed to credit risk in our financial instrument transactions, we analyze the counterparty’s financial condition prior to entering into an agreement, establish credit and/or margin limits and monitor the appropriateness of these limits on an ongoing basis.  Generally, we do not require collateral nor do we anticipate nonperformance by our counterparties.

Weather-Related Risks

                  We participate as a named insured in EPCO’s insurance program, which provides us with property damage, business interruption and other coverages, the scope and amounts of which are customary and sufficient for the nature and extent of our operations. While we believe EPCO maintains adequate insurance coverage on our behalf, insurance will not cover every type of interruption that might occur. If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our combined financial position, results of operations and cash flows. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient to reimburse us for repair costs or lost income. Any event that interrupts the revenues generated by our combined operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to pay distributions to owners.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

For windstorm events such as hurricanes and tropical storms, EPCO’s deductible for onshore physical damage is $10.0 million per storm.   For non-windstorm events, EPCO’s deductible for onshore physical damage is $5.0 million per occurrence.  In meeting the deductible amounts, property damage costs are aggregated for EPCO and its affiliates, including us.  Accordingly, our exposure with respect to the deductibles may be equal to or less than the stated amounts depending on whether other EPCO or affiliate assets are also affected by an event.  To qualify for business interruption coverage, covered onshore assets must be out-of-service in excess of 60 days.

In the third quarter of 2008, certain of our facilities were adversely impacted by Hurricanes Gustav and Ike. We expect to file property damage insurance claims to the extent repair costs exceed our share of EPCO’s insurance deductible.  Due to the recent nature of these storms, we are still evaluating the total cost of repairs and the potential for business interruption claims.